As filed with the Securities and Exchange Commission on March 4, 2025

Registration No. 333-85542

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Williams Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	73-0569878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Williams Center

Tulsa, Oklahoma 74172-0172

(Address of Principal Executive Offices, Zip Code)

THE WILLIAMS INVESTMENT PLUS PLAN

(Full title of the plan)

T. Lane Wilson

Senior Vice President and General Counsel

One Williams Center, Suite 4900

Tulsa, Oklahoma 74172-0172

(Name and address of agent for service)

800-945-5426  (800-WILLIAMS)

(Telephone number, including area code, of agent for service)

With a copy to:

Robyn E. Zolman

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, Colorado 80202-2641

(303) 298-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

The Williams Companies, Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to deregister all unsold securities originally registered pursuant to its Registration Statement on Form S-8 (Registration No. 333-85542) (the “Registration Statement”), with respect to shares of the Company’s common stock, par value $1 per share (“Common Stock”), and an indeterminate number of plan interests issuable under The Williams Investment Plus Plan (the “Plan”).

Prior to the date hereof, the Plan terminated the option to invest contributions in the Company’s Common Stock under the Plan. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any and all shares of Common Stock and plan interests attributable to the Plan that remain unissued or unsold under the Plan as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on this 4th day of March 2025.

THE WILLIAMS COMPANIES, INC.

By:	/s/ Robert E. Riley, Jr.
Name:	Robert E. Riley, Jr.
Title:	Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on this 4th day of March 2025.

THE WILLIAMS INVESTMENT PLUS PLAN

By:	/s/ Dean Cushing
Name:	Dean Cushing
Title:	Chair of the Plan Administrative Committee